Exhibit 99.1

KNOLOGY AUTHORIZES STOCK REPURCHASE PROGRAM

WEST POINT, Ga. — (Aug. 12, 2011) — Knology, Inc. (Nasdaq: KNOL) today announced that on August 11, 2011, the Board of Directors authorized a repurchase program of the Company’s common stock. The authorization sets the total amount available for repurchase under the program at 2,000,000 shares.

Knology shares will be repurchased periodically in open market transactions or privately negotiated transactions at Knology’s discretion, and subject to market conditions and other factors, including black-out periods during which the Company and its insiders are prohibited from trading in the Company’s common stock. While black-out periods typically occur near the end of a fiscal quarter in anticipation of the public release of quarterly earnings, the Company may impose a black-out period at any time without advance public notice. The repurchase program may be suspended or discontinued at any time.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast, upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements, except as required by law.

Contact:

M. Todd Holt

President

Knology, Inc.

706-645-8752

todd.holt@knology.com

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